Exhibit 10(c)

THE VALSPAR CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR
RICHARD ROMPALA
(Restated January 1, 2005)

ARTICLE 1.   Establishment and Purpose

        1.1.     Establishment.   The Valspar Corporation (the Company) hereby establishes, effective as of October 29, 2001, an unfunded supplemental executive retirement plan to be known as the Valspar Corporation Supplemental Executive Retirement Plan (the Plan) for Richard Rompala (the Participant).

        1.2.     Purpose.   The Plan is established and is intended as an unfunded plan to be maintained for the purpose of providing retirement income to the Participant, and as such it is intended that the Plan be exempt from the relevant requirements of Title I of the Employee Income Retirement Security Act of 1974 (ERISA), as amended. The Plan is not intended to satisfy the qualification requirements of Internal Revenue Code Section 401. This Plan is restated effective as of January 1, 2005 to comply with the requirements of Section 409A of the Code and IRS guidance issued thereunder.

ARTICLE 2.   Definitions

        2.1.     Definitions.   Whenever used herein, the following terms shall have the respective meanings set forth below and, when intended, such terms shall be capitalized.

a.	“Actuarial Equivalent” means the equivalence in present value of an annual annuity payment for the Participant’s life expectancy, using the mortality table assumptions defined under Section 417(e) of the Code and an interest rate equal to the ten-year Treasury Note rate on the most recent sale prior to the 90th day before the date payment is due as provided in Article 5, except that the interest rate as determined above shall not exceed 7.5%.

b.	“Board” means the Board of Directors of the Company.

c.	“Code” means the Internal Revenue Code of 1986, as amended.

d.	“Committee” means the Compensation Committee of the Board, or any other committee designated by the Board to administer the Plan, pursuant to Article 3.1 herein.

e.	“Company” means The Valspar Corporation, a Delaware corporation, or any successor thereto as provided in Article 8 herein.

f.	“Disability” means the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

g.	“Effective Date” means the date the Plan becomes effective, as set forth in Article 1.1 herein.

h.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time or any successor act thereto.

i.	“Participant” means Richard Rompala.

j.	“Plan Year” means, for the first year of the Plan, the period from the Effective Date through December 31, 2001. Thereafter, Plan Year means the consecutive twelve-month period beginning each January 1 and ending December 31.

k.	“Spouse” means Jean Rompala.

        2.2.     Gender and Number.   Except when otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

ARTICLE 3.   Administration

        3.1.     The Committee.   The Plan shall be administered by the Compensation Committee of the Board, or by any other committee designated by the Board to administer the Plan. The Committee may delegate any or all of its administrative responsibilities hereunder.

        3.2.     Authority of the Committee.   Subject to the provisions herein and subject to ratification by the Board, the Committee shall have the full power to amend the Plan at any time (subject to Article 7 herein), to construe and interpret the Plan, and to make any other determination that may be necessary or advisable for the Plan’s administration.

        3.3.     Decisions Binding.   All determinations and decisions made by the Committee pursuant to the provisions of the Plan, as ratified by the Board, and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its employees, the Participant, and their estates and beneficiaries.

        3.4     Named Fiduciary.   The Company shall be the named fiduciary of the Plan.

ARTICLE 4.   Vesting and Event of Payment

        4.1     Vesting.   The Participant shall be fully vested in the SERP benefit described in Section 5.1 as of March 1, 2005.

        4.2     Event of Payment.   The Participant shall be entitled to payment of the Participant’s SERP benefits as set forth in Section 5.1 upon the earliest of the following events:

a.	The Participant incurs a “separation from service” with the Company, as defined in Section 409A of the Code and guidance issued thereunder;

b.	The Participant’s death; or

c.	The Participant’s Disability prior to his separation from service with the Company.

ARTICLE 5.   Benefit Amount and Payment

        5.1     SERP Benefit.   In the event of the Participant’s separation from service under Section 4.2(a), the Company shall pay to the Participant a SERP benefit in a single lump sum equal to the Actuarial Equivalent of an annual annuity of $400,000 (but not less than a lump sum of $3,790,000) on the later of:

a.	the earliest date that payment is permitted as the result of a separation from service under Section 409A of the Code and guidance issued thereunder (but no later than the date that is six months and one day after the Participant’s separation from service); or

b.	the first day of the first fiscal year of the Company in which the Participant is not a “covered employee” as defined in Section 162(m) of the Code.

        5.2     Disability.   In the event of the Participant’s Disability, the Company shall pay to the Participant the SERP benefit determined under Section 5.1 on the 60th day after the date of the Participant’s Disability. If as a result of the Disability the Participant is unable to apply such payment to the Participant’s own interest and advantage, the Company or provider or payor of the benefit shall make any such payment or payments due the Participant under the terms of the Plan in accordance with the written directions of the Spouse (or if the Spouse is unable to so act, the person or entity established, to the reasonable satisfaction of the Company and its legal counsel, to have the legal authority to act on behalf of the Participant with respect to such matters following his Disability), and the Company and provider and payor shall be relieved of any further liability upon payment of any amounts due hereunder at the direction of the Spouse (or such other person or entity).

        5.3     Death of Participant; Death of Spouse.   In the event of the Participant’s death before the SERP benefit is paid, the Company shall pay the SERP benefit determined under Section 5.1 to the Spouse on the 60th day after the date of the Participant’s death. If the Spouse dies prior to the Participant, upon the death of the Participant, no further payments will be made under the Plan.

ARTICLE 6.   Claims Review

        6.1     Claims Procedure and Review.   The Participant or Spouse (the “claimant”) may make a claim for Plan benefits within the time and in the manner described herein. Such claim shall be made within 60 days after the claim arises by filing a written request with the Vice President of Human Resources of the Company, on behalf of the Committee. The Committee shall determine the claim within a reasonable time after the receipt of the written claim. Notice of the Committee’s decision shall be communicated to the claimant in writing. If the claim is denied, the notice shall include the specific reasons for the denial (including reference to pertinent Plan provisions), a description of any additional material or information necessary for the Committee to reconsider the claim, the reasons for any of such additional material or information, and an explanation of the review procedure.

        6.2     Appeal.   The Participant, Spouse or his or her duly authorized representative may, within 90 days after receiving such written notice, request the Board of the Company to review the Committee’s decision. The Board shall afford the claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing within 120 days after receipt of request for review. The review proceeding shall be conducted in accordance with the rules and regulations adopted from time to time by the Board.

ARTICLE 7.   Amendment and Termination

        The Committee hereby reserves the right to amend, modify, and/or terminate the Plan at any time subject to ratification by the Board, provided, however, except as provided in the next sentence, no such amendment or termination shall in any manner adversely affect the rights or benefits of the Participant previously accrued herein without the consent of the Participant. Notwithstanding the preceding sentence, if and to the extent that any provision of the Plan does not comply with Section 409A of the Code (and is not otherwise subject to any transition rules applicable under Section 409A of the Code on the date payment is due) such provision shall be administered and interpreted in a manner consistent with the requirements of Section 409A of the Code; if and solely to the extent that any such provision does not comply with Section 409A of the Code, the Company shall have the authority, without the consent of the Participant, to amend the Plan with respect to that provision to the extent the Company determines necessary to avoid any portion of the SERP benefit payable to the Participant under the Plan being either retroactively included in taxable income for any taxable period prior to the actual payment to the Participant or subject to the excise tax under Section 409A of the Code.

ARTICLE 8.   Miscellaneous

        8.1.     Unfunded Plan.   The Plan is intended to be an unfunded plan maintained primarily to provide supplemental pension benefits for Richard Rompala, and is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

        8.2.     Unsecured General Creditor.   The Participant and the Participant’s beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest, or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company. Except as provided in Article 8.3, such policies, annuity contracts, or other assets of the Company shall not be held under any trust for the benefit of the Participant, the Participant’s beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement. Any and all of the Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under this Agreement shall be that of an unfunded and unsecured promise to pay money in the future.

        8.3.     Costs of the Plan.   All costs of implementing and administering the Plan, and all costs incurred in providing the benefits described herein, shall be borne by the Company.

        8.4.     Tax Withholding.   The Company shall deduct from all payments made pursuant to the Plan amounts sufficient to satisfy such withholding requirements, including any FICA taxes payable, even if such deduction is required prior to the Payment Date.

        8.5     Notices.   All notices given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered, mailed or faxed to any such party at its address below:

In the case of Valspar:

The Valspar Corporation
Attention: Vice President, Human Resources
1101 Third Street South
Minneapolis, MN 55415

In the case of the Participant:

Mr. Richard M. Rompala
4848 West Lake Harriet Parkway
Minneapolis, MN 55410

        Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

        8.6.     Nontransferability.   The Participant’s rights to benefits provided hereunder may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of the Participant or to any assignee or creditor of the Spouse.

        8.7.     Successors.   All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

        8.8.     Severability.   In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        8.9.     Applicable Law.   To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Minnesota.

The Valspar Corporation	Participant

/s/ Gary Gardner	/s/ Richard M. Rompala

Gary Gardner, Vice President, Human Resources	Richard M. Rompala